EXHIBIT 10.1

                                Supply Agreement

      SUPPLY AGREEMENT, dated as of September 27 , 2005, between FUJI PHOTO FILM U.S.A., INC., a New York corporation ("Fuji"), and E-TOP-PICS, Inc., a Massachusetts corporation ("Customer").

                              W I T N E S S E T H:
                               - - - - - - - - - -

            WHEREAS, Customer desires to purchase quantities of Instax wide format pack film and Instax Model 200 cameras (collectively, the "Products") from Fuji and Fuji is willing to sell such quantities of the Products to Customer on the terms and subject to the conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the parties hereby agree as follows:

      1. Definitions. When used in this Agreement, the following terms will have the respective meanings set forth in this Article 1. Definitions used herein are used without regard to gender, and definitions in the singular shall apply equally when used in the plural.

            (a) "Annual Period" means a period of time, the first of which begins on the date of this Agreement and ends on September 30, 2006; the second and each successive Annual Period shall be each successive twelve-month period ending on an anniversary of the end of the first Annual Period.

            (b) "Confidential Information" means all information and data of the disclosing party designated as confidential concerning products or the business of the disclosing party or its affiliated companies, disclosed to the receiving party orally or in writing. If either party hereunder discloses information to the other party orally, then within two (2) weeks after such disclosure the disclosing party will confirm in writing to the receiving party the confidential nature of the information so disclosed. "Confidential Information" shall not include any information which the receiving party can establish:


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                  (i) is now generally known or available to the public or which hereafter through no act or failure on the part of the receiving party becomes generally known or available to the public;

                  (ii) is legally known to the receiving party at the time of receiving such information;

                  (iii) is furnished to others by the disclosing party without a restriction on disclosure;

                  (iv) is hereafter furnished to the receiving party in writing by a third party without restriction on disclosure, where such third party legally obtained such information and the right to disclose it to the receiving party; or

                  (v) is independently developed by the receiving party without violation of any legal rights which the disclosing party may have in such information. A party shall be permitted to disclose Confidential Information in the event such party is required to do so pursuant to a valid judicial or administrative order requiring disclosure; provided, however, that such party shall notify the other party hereto in writing promptly after receiving the judicial or administrative order and such party shall cooperate and consult with the other party to take steps to avoid disclosure.

            (c) "Fuji Japan" means Fuji Photo Film Co., Ltd. and its direct or indirect subsidiaries to which the manufacture of the Products will be delegated hereunder.


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            (d) "Minimum Order Requirement" means the minimum number of Products that Customer may order at any one time. The minimum number of packs of Instax Wide Format Pack Film that can be ordered at any one time is Sixty Thousand (60,000) packs with additional quantities in incremental amounts of Six Thousand (6,000) pack lots. The minimum number of Instax Model 200 Cameras that can be ordered at any one time is Six Thousand (6,000).

            (e) "Minimum Purchase Requirement" means that obligation of Customer to purchase from Fuji in each Annual Period certain minimum quantities of Products. For the first Annual Period in the term of this Agreement, Customer shall purchase at least One Million Eight Hundred Thousand (1,800,000) packs of Instax Wide Format Pack Film and One Hundred Eighty Thousand (180,000) Instax Model 200 Cameras. It is understood that for each of the first five (5) months of the term of this Agreement, Customer shall only be required to purchase Five Thousand (5,000) packs of Instax Wide Format Pack Film and Five Hundred (500) Instax Model 200 Cameras; the balance of the Minimum Purchase Requirement for the first Annual Period during the term of this Agreement shall be satisfied in the remaining seven months of the Annual Period. For the second year of the term of this Agreement, Customer shall purchase at least Two Million Five Hundred Thousand (2,500,000) packs of Instax Wide Format Pack Film and Two Hundred and Fifty Thousand (250,000) Instax Model 200 Cameras.

            (f) "Products" means Instax Wide Format Pack Film and Instax Model 200 Cameras manufactured by Fuji Japan or its affiliates.

            (g) "Two-Year Purchase Requirements" means the obligation of Customer to purchase from Fuji by September 30, 2007 at least Four Million Three Hundred Thousand (4,300,000) packs of Instax Wide Format Pack Film and Four Hundred and Thirty Thousand (430,000) Instax Model 200 Cameras.

            (h) "UCC" means the Uniform Commercial Code, as in force in the State of New York on the date of this Agreement.


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      2. Manufacture and Sale.

      2.1 Fuji will manufacture the Products according to its standard manufacturing and packaging specifications for the Products in place from time to time. It is understood that Customer does not require any changes to Fuji's standard specifications for the Products.

      3. Forecasts; Orders; Minimum Purchase Requirement; Marketing.

      3.1 Beginning in October, 2005, Customer shall submit to Fuji a six-month written forecast of its monthly requirements of the Products on or before the 15th day of each month. The parties agree that the forecast for the first three-month period set forth in each monthly statement submitted by Customer to Fuji shall constitute a "firm offer" within the meaning of Section 2-205 of the UCC for all Products listed for such three-month period. The forecast for the second three-month period in each monthly statement submitted by Customer to Fuji shall constitute estimates of Customer's requirements of Products for such period. The forecast for the first three-month period set forth in each monthly statement shall be deemed a purchase order subject to acceptance or rejection by Fuji. The format for such written forecasts will be mutually agreeable to both parties.

            (a) Customer will submit purchase orders to Fuji in writing, which may be transmitted to Fuji by electronic facsimile or by electronic data interchange system. Customer will submit its purchase orders by the 15th of each month, with a requested Shipment Date from Fuji's distribution center in the United States of not less than one hundred and twenty (120) days after receipt of such purchase order by Fuji.

            (b) Customer's purchase orders will be subject to acceptance by Fuji, which will not be unreasonably withheld or delayed; provided that, in all events, Fuji will be entitled to withhold or delay its acceptance of Customer's purchase orders or to refuse to ship Product ordered if Customer is in default (and any grace or cure period therefore has elapsed) under this Agreement and such default is continuing.


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            (c) Any purchase orders submitted by Customer under this Agreement shall contain only orders for the Products to be manufactured pursuant to Fuji's standard specifications for such Products. It is understood that there will be no custom or special manufacturing or packaging requirements.

      3.2 Customer shall, during each Annual Period hereof, purchase a sufficient number of Products from Fuji so as to satisfy the Minimum Purchase Requirement. Customer's failure to purchase the Minimum Purchase Requirement of Product during any Annual Period shall constitute cause for Fuji to terminate, at Fuji's option, this Agreement as provided in Section 8.2(d). Customer's failure to submit the monthly forecast statements on a timely basis shall also constitute cause for Fuji to terminate, at Fuji's option, this Agreement as provided in Section 8.2 (d).

      3.3 In the event that Customer does not satisfy the Two-Year Purchase Requirements for the Products, Customer shall pay Fuji a penalty calculated as follows: .10 ( (4,300,000 - Number of packs of Instax Wide Format Pack Film actually purchased by Customer by August 10, 2007 X $7.25) + (430,000 - Number of Instax Model 200 Cameras actually purchased by Customer by August 10, 2007 X $47.50)) = Penalty Amount to be Paid by Customer. Any such penalty shall be paid by Customer on or before August 31, 2007. By way of example only, if we assume Customer purchased Four Million Two Hundred Thousand (4,200,000) packs of Instax Wide Format Pack Film and Four Hundred and Twenty-Five Thousand (425,000) Instax Model 200 Cameras as of August 10, 2007, the penalty amount would be calculated as follows: .10 ((4,300,000-4,200,000 X 7.25) + (430,000 - 425,000 X 47.50)) =
..10 ($725,000 + $237,500) = $96,250. In the event Fuji and Customer agree to renew this Agreement at least ninety (90) days prior to the scheduled expiration of this Agreement and such renewal is set forth in writing and signed by both parties, then any penalty amount calculated in accordance with this Section 3.3 shall be reduced by fifty percent (50%).


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      3.3 Customer may only order the Product in whole lots of the Minimum Order
Requirement, provided, however, Fuji may, in its sole discretion, permit a number of units to be shipped in an order to vary up or down by 10%.

      4. Sales Terms; Delivery; Resale.

      4.1 Fuji shall sell, and Customer shall purchase, the Products in accordance with the provisions of this Agreement and Fuji's sales terms in effect with respect to the Products at the time of purchase.

      4.2 Fuji will deliver Products F.O.B. Fuji's or its agent's warehouse, to the address designated by Customer. Surface freight and insurance from Fuji's or its agent's warehouse to the address designated by Customer shall be borne by Fuji provided all shipments are sent via ground surface carrier selected by Fuji. Products ordered by Customer pursuant to a particular purchase order shall be completed and made available for delivery or other disposition as specified therein in approximately one hundred twenty (120) days from Fuji's receipt of such purchase order. It is expressly agreed that no estimate of delivery time made by Fuji will constitute a guaranty of delivery by such date, that all shipping and delivery dates will be approximate, and that Fuji will not be liable for any damages, consequential or otherwise, for delays in delivery. Fuji shall in no way be held liable for any portion of Customer's claim for damages for non-arrival, loss or any other damage occurred to the Products in transit exceeding the amount actually redeemed by insurance. Customer shall be responsible for transportation costs associated with air shipment or any expedited shipments requested by Customer.

      4.3 Customer shall sell the Products only within the United States to business customer segments approved by Fuji in writing. CUSTOMER SHALL NOT SELL PRODUCTS THROUGH ANY RETAIL OR CONSUMER CHANNELS OR DIRECTLY TO RETAIL OR CONSUMER OUTLETS OF ANY TYPE. CUSTOMER MAY ONLY SELL PRODUCTS FOR BUSINESS APPLICATIONS TO BUYERS APPROVED IN WRITING BY FUJI.


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      5. Prices; Payment.

      5.1 Subject to the provisions of this Article 5, the price for Instax Wide Format Pack Film purchased during the term of this Agreement shall be U.S. $7.25 per pack F.O.B. Fuji or its agent's warehouse. The price for Instax Model 200 Cameras shall be U.S. $47.50 per camera. For any renewal or extension of this Agreement pursuant to Section 8.1 hereof, the parties agree to negotiate in good faith to revise the Product prices set forth in this Section 5.1 hereof. No credits or deductions shall be allowed on invoices.

      5.2 (a) The foregoing notwithstanding, in the event there is a factory price increase for any of the Products, Fuji may increase the prices of such Products upon thirty (30) days prior written notice to Customer. In addition, upon the occurrence of any economic, governmental or political events which result in an extraordinary increase in costs of producing the Products, Fuji may give notice of such events to Customer and Fuji and Customer shall thereupon re-negotiate the prices of Products hereunder. For purposes of this Agreement, "extraordinary increase in production costs" means an aggregate increase on or after the commencement of the term hereof of ten percent (10%) or more. If, within fifteen (15) days after the date of such notice, Fuji and Customer fail to agree upon new prices for Products, Fuji may terminate this Agreement upon thirty (30) days notice to Customer. Until termination of the Agreement by Fuji or the effective date of the price increase as determined pursuant to this
Section 5.2, the prices charged to Customer shall remain the same as before the notice for re-negotiation of prices. After prices for Products are re-negotiated pursuant to this Section 5.2, upon the occurrence of any subsequent extraordinary increase in costs to Fuji, the provisions of this Section 5.2 shall again apply.

            (b) In the event that there is an extraordinary decrease in the selling price of items that are competitive to the Products, Customer may give notice of such to Fuji and Fuji and Customer shall thereupon re-negotiate the prices of the products hereunder. If Fuji and Customer cannot agree on new pricing terms within 30 days following receipt by Fuji of such request to renegotiate pricing, Customer may terminate the Agreement with 30 days written notice to Fuji provided that Customer satisfies its obligations under Section
8.3 hereof to purchase finished Products, pieces of Products and component parts.


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      5.3 Prices are exclusive of all federal, state, local, excise, use and similar taxes. All taxes of any nature which are billed to Customer shall be identified, separately stated and paid by Customer or, in lieu thereof, Customer shall provide Fuji with a tax-exemption certificate acceptable to the relevant taxing authorities. Failure by Fuji to invoice any taxes does not abrogate Customer's obligation to pay such taxes.

      5.4 Payment shall be made by Customer prior to shipment of Products. If Customer makes a late payment, Fuji shall add a late payment charge to the shipment value. The late payment charge shall be calculated by multiplying the value of the shipment times the prime rate as published in the Wall Street Journal on the first business day of the month in which payment is due times the number of days late divided by 365. Customer shall secure payment for the Products that are in transit from the manufacturing facility to Fuji's distribution center in the United States, Products currently in stock in the U.S. distribution center and any penalty charges described in this Agreement with a letter of credit from a mutually-agreed upon bank in a form approved by Fuji. Customer agrees that Fuji is free to present the letter of credit for payment at any time and without notice to Customer.

      5.5 Fuji shall provide Customer with a 2% merchandising allowance for promotional and marketing activities that are pre-approved in writing by Fuji. Such 2% promotional allowance shall be calculated on the purchase price of the Products actually purchased by Customer during the preceding Annual Period without regard to shipping, insurance, taxes and other charges. Fuji shall only pay the allowance based on promotional activities that have actually occurred.

      6. Disclaimer of Warranty; Indemnification.

      6.1 Fuji makes no warranties or representations concerning the Products to Customer. FUJI HEREBY DISCLAIMS ALL WARRANTIES REGARDING THE PRODUCTS INCLUDING, BUT NOT LIMITED TO, ALL EXPRESS WARRANTIES, ALL IMPLIED WARRANTIES AND WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. If any court having jurisdiction finally holds that this limitation of remedies is void or unenforceable, Fuji's liability for any claim shall be limited to the invoice price of the Products giving rise to the claim. IN NO EVENT WILL FUJI BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, EVEN IF SUCH DAMAGES RESULT FROM NEGLIGENCE OR OTHER FAULT.


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      6.2 Customer hereby agrees to defend, indemnify and hold Fuji, its, officers, affiliates, directors, agents, representatives and employees harmless from and against any and all claims, actions, demands, damages, causes of action, costs, and expenses (including reasonable attorney's fees) arising out of or relating to the use of the Products.

      7. Confidential Information.

      7.1 Both during and after the term of this Agreement, each party will maintain in secrecy, and will neither disclose to a third person nor use for any purpose other than its performance hereunder, the other party's Confidential Information. In implementation of the preceding sentence, forthwith upon the expiration or earlier termination of this Agreement, each party will return to the other party, at no charge, all Confidential Information previously delivered to the receiving party in written, quantitative or schematic expression or other tangible form and all copies of the foregoing. Each party shall limit access to Confidential Information to those of its employees and subcontractors for whom access is necessary in order to perform their employment or subcontracting duties.

      7.2 Neither Fuji nor Customer shall, at any time, disclose Confidential Information to any third party except (i) with the prior written consent of the other party, or (ii) by reason of legal compulsion in any legal proceedings or pursuant to law. In the event either party proposes to make any such disclosure pursuant to the exclusion contained in clause (ii) of the preceding sentence, such party shall, prior to or concurrently with such disclosure, furnish the other party a written opinion of legal counsel to the effect that such disclosure is made by reason of legal compulsion.


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      8. Term and Termination.

      8.1 This Agreement will become effective as of the date and year first above written and, unless earlier terminated in accordance with Section 8.2, will continue in effect until September 30, 2007. This Agreement may be renewed for one-year periods provided that both Fuji and Customer agree to any such renewal in writing at least ninety (90) days prior to the scheduled termination date of the Agreement. In the event that the Agreement is not renewed at least ninety (90) days prior to the scheduled termination date for any reason, Customer agrees to purchase all Products that were included in the monthly forecasts submitted by Customer and considered to be covered by "firm offers" of Customer as discussed in Section 3.1 hereof.

      8.2 This Agreement may be terminated prior to expiration of its term as follows:

            (a) Upon any of the following events either party may give notice of termination, effective immediately: (i) the other party becomes insolvent or admits its inability to pay its debts generally as they come due; (ii) any sheriff, marshal, custodian, trustee or receiver is appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of the other party's property; (iii) a case is filed by the other party under the bankruptcy code or any other insolvency law; (iv) a case is filed against the other party without such party's application or consent under the bankruptcy code or any other insolvency law and such case continues undismissed for 90 days; (v) the other party makes a general assignment for the benefit of creditors; or (vi) the other party is dissolved or liquidated or takes any corporate action for such purpose;


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            (b) Fuji reserves the right to terminate this Agreement for cause if
Customer shall commit a material breach of this Agreement (which may include non-payment for Products provided hereunder) and such breach shall continue more than thirty (30) days after written notice of such breach is given to Customer by Fuji;

            (c) Customer may terminate this Agreement if Fuji shall commit a material breach of this Agreement and such breach shall continue more than thirty (30) days after written notice of such breach is given to Fuji by Customer; or

            (d) Fuji may terminate this Agreement for the cause set forth in
Section 3.2 hereof by written notice to Customer given within ninety (90) days following the end of the Annual Period during which any Minimum Purchase Requirement was not satisfied, such termination to be effective as of the end of the Calendar Quarter following the end of such Annual Period.

            (e) Fuji may terminate this Agreement at any time without cause upon thirty (30) days prior written notice to Customer. It is understood that Fuji would not enter into this Agreement if it did not have the right to terminate the Agreement without cause at any time. In the event that Fuji terminates this Agreement without cause, Fuji agrees to honor and deliver all Products that were deemed to be covered under "firm offers" in the monthly forecasts submitted by Customer as discussed in Section 3.1 hereof.

      8.3 Upon expiration or termination of this Agreement for any cause, upon Fuji's request Customer shall purchase from Fuji (i) at the price specified herein all pieces of the Products which are the subject of outstanding unfilled purchase orders and (ii) at the prices specified herein, all amounts of finished Product manufactured by Fuji against Customer's forecasts and (iii) all component parts of Products that were either manufactured or purchased by Fuji against Customer's forecasts. It is understood that for purposes of subparagraphs (ii) and (iii) of the preceding sentence, the term "forecasts" includes all forecasted requirements of Customer whether or not such forecasted requirements constitute firm offers pursuant to Section 3.1 hereof. It is understood that Customer's obligations to purchase finished Products, pieces of Products and component parts pursuant to this Section 8.3 shall not apply in the event that Fuji terminates this Agreement without cause pursuant to paragraph
(e) of Section 8.2 above. If Customer terminates this Agreement for any reason or if Fuji terminates this Agreement for cause, Customer shall be obligated to comply with the purchase obligations set forth in this Section 8.3.


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      9. General

      9.1 Each of the parties has taken all corporate action required to duly authorize its execution, delivery and performance of this Agreement, and this Agreement constitutes an obligation enforceable against it in accordance with its terms.

      9.2 Fuji and Customer are acting in the capacity of independent contractors. Nothing herein contained may be construed as constituting either party the agent, employee, partner or co-venturer of the other party.

      9.3 This Agreement may be amended by the parties hereto only by an instrument in writing signed on behalf of each of the parties hereto.

      9.4 Any waiver of any default in performance of the provisions hereof must be in writing and shall not operate as a waiver of, or estoppel with respect to, any subsequent default.

      9.5 All notices, consents, approvals, or other communications hereunder (other than routine operational communications) shall be in writing and shall be delivered personally or by reputable overnight delivery service (e.g., Fed Ex) or registered or certified mail, postage prepaid, addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            If to Fuji, to

                  Fuji Photo Film U.S.A., Inc.
                  200 Summit Lake Drive
                  Valhalla, New York 10595
                  Attention: Hank Hayashi, President, Imaging Group


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            with a copy to:
                  Fuji Photo Film U.S.A., Inc.
                  200 Summit Lake Drive
                  Valhalla, New York 10595
                  Attention: Jonathan E. File, Esq.

            If to Customer, to:
                  E-Top-Pics, Inc.
                  1055 Stewart Avenue, Suite 12
                  Bethpage, New York 11714
                  Attention: Brian O'Connor

                  Any such notice, consent, approval and other communication shall be deemed given, in the case of mailing, on the third day following its deposit in the mail and in all other cases upon receipt.

      9.6 Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (either consensually or by operation of law) by either of the parties hereto without the prior written consent of the other party, and any purported assignment in the absence of such consent will be void. The foregoing notwithstanding, Customer acknowledges that Fuji will cause one or more corporations under common control with it to manufacturer the Products Fuji will sell to Customer hereunder; provided that Fuji remains obligated for the performance of all of Fuji's obligations hereunder.

      9.7 (a) This Agreement shall be governed by and construed in accordance with the laws of State of New York (without giving effect to its principles of conflict of laws).

            (b) All disputes, controversies or differences which arise between the parties, out of or in relation to or in connection with this Agreement, which cannot be amicably settled shall be finally settled by arbitration before one arbitrator pursuant to the rules of the American Arbitration Association.


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            (c) Arbitration shall be conducted in New York, New York.

            (d) Arbitration may be commenced at any time by the party seeking resolution by giving written notice to the other party that such dispute has been referred to arbitration pursuant to the terms of this Section 9.7. The arbitrator shall be selected by the mutual agreement of the parties, but if the parties do not so agree within twenty (20) days after the date of the arbitration notice, the arbitrator shall be selected pursuant to the rules of the American Arbitration Association. Any award rendered by the arbitrators shall be conclusive and binding upon the parties. This provision for arbitration shall be specifically enforceable by the parties and decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right of appeal therefrom.

      9.8 The expiration or earlier termination of this Agreement will not operate to release either party hereto from its obligations under Articles 6, 7 and Section and 8.3 (which obligations will survive such expiration or termination) or from any liability which has already accrued to the other party as of the date of expiration or termination or which may thereafter accrue in respect of an act or omission occurring prior to expiration or termination. The expiration or earlier termination of this Agreement will not operate to relieve either party hereto of the obligation to perform in a timely manner all duties which it is required hereunder to perform in respect of any orders for pieces of the Products outstanding as of the date of expiration or earlier termination.

      9.9 Neither party shall be responsible or liable in any way for failure or delay in carrying out the terms of this Agreement resulting from any cause or circumstances beyond its reasonable control, including by way of illustration but not limited to, fire, flood, war, labor difficulties, interruption of transit, accident, explosion, civil commotion, and acts of any governmental authority. Except as provided in the following sentence, no such failure or delay shall terminate this Agreement, and each party shall complete its obligations hereunder as promptly as reasonably practicable following cessation of the cause or circumstances of such failure or delay. If such a delay in delivery of any pieces of the Products extends beyond ninety (90) days, then either party may give notice of termination effective at the end of such period.


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      9.10 The headings in this Agreement are for convenience only and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

      9.11 This Agreement may be executed simultaneously in two or more counterparts, any of which may be executed by a facsimile signature and each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      9.12 This Agreement, including the preamble, contains the entire agreement between Fuji and Customer with respect to the transaction which is the subject matter hereof.

      IN WITNESS WHEREOF, Fuji and Customer have caused this Agreement to be executed by their duly authorized representatives as of the date and year first above written.


                                        FUJI PHOTO FILM U.S.A., INC.

                                        By:
                                            -------------------------


                                        E-TOP-PICS, INC.

                                        By:
                                            -------------------------


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